EXHIBIT 10.1.1

THE CORTLAND SAVINGS AND BANKING COMPANY AMENDED AND RESTATED GROUP TERM CARVE OUT PLAN

Amending and restating in its entirety the Group Term Carve Out Plan entered into as of February 23, 2001, this Amended and Restated Group Term Carve Out Plan is made and entered into as of this 1st day of November, 2014, by and between The Cortland Savings and Banking Company, an Ohio-chartered, FDIC-insured member bank (the “Bank”), and the Participants selected to participate in this Plan (each a “Participant”).

To attract and retain highly qualified employees, effective February 23, 2001 the Bank implemented a Group Term Carve Out Plan providing for division of the death proceeds of life insurance policies owned by the Bank on the lives of the participating employees, with a portion of the death proceeds being paid to a participating employee’s designated beneficiary and the remainder being paid to the Bank, and with the Bank paying the life insurance premiums from its general assets. This Amended Group Term Carve Out Plan amends and restates the Group Term Carve Out Plan in its entirety effective as of the date written above.

ARTICLE 1 DEFINITIONS

1.1 “Base Annual Salary” means the current base annual salary of the Participant at the earliest of (1) the date of the Participant’s death, (2) the date of the Participant’s Disability, (3) the date the Participant’s employment with Cortland Bancorp or the Bank terminates within 12 months after a Change in Control (except for Termination with Cause), (4) the Participant’s Separation from Service on or after attaining Early Retirement Age but before attaining Normal Retirement Age, or (5) the Participant’s Separation from Service on or after attaining Normal Retirement Age. Current Base Annual Salary shall be defined by reference to compensation of the type reportable as salary in the Summary Compensation Table required by Securities and Exchange Commission Regulation S-K Item 402 (17 C.F.R. §229.402).

1.2 “Change in Control” means a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, applying the percentage threshold specified in each of paragraphs (a) through (c) of this section 1.2 or the related percentage threshold specified in section 409A and rules, regulations, and guidance of general application thereunder, whichever is greater –

(a) Change in ownership: a change in ownership of Cortland Bancorp occurs on the date any one person or group accumulates ownership of Cortland Bancorp stock constituting more than 50% of the total fair market value or total voting power of Cortland Bancorp’s stock,

(b) Change in effective control: (x) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of Cortland Bancorp stock possessing 30% or more of the total voting power of Cortland Bancorp stock, or (y) a majority of Cortland Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Cortland Bancorp’s board of directors, or

(c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Cortland Bancorp’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Cortland Bancorp assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Cortland Bancorp’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Cortland Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

1.3 “Compensation Committee” means the Compensation Committee designated from time to time by the Bank’s Board of Directors.

1.4 “Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Participant is unable to engage in any substantial gainful activity, or (y) the Participant is receiving income replacement benefits for a period of at least three months under an accident and health plan of the employer. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or provider’s determination.

1.5 “Early Retirement Age” means age 62.

1.6 “Insured” means the individual whose life is insured.

1.7 “Insurer” means the insurance company issuing the life insurance policy on the life of the Insured.

1.8 “Normal Retirement Age” means age 65.

1.9 “Participant” means an employee who is designated by the Compensation Committee as eligible to participate in the Plan, who elects in writing to participate in the Plan using the form attached hereto as Exhibit A, and who signs a Split Dollar Endorsement for the Policy in which he or she is the Insured.

1.10 “Policy” means the individual insurance policy or policies adopted by the Compensation Committee for purposes of insuring a Participant’s life under this Plan.

1.11 “Plan” means the February 23, 2001 Group Term Carve Out Plan, as amended and restated by this Amended Group Term Carve Out Plan.

1.12 “Separation from Service” means the Participant’s service as an employee and independent contractor to the Bank and any member of a controlled group, as defined in Internal Revenue Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Participant’s death. For purposes of this Plan, if there is a dispute about the employment status of the Participant or the date of the Participant’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.

1.13 “Termination with Cause” means the Participant’s Separation from Service is the result of termination by the Bank for any of the following reasons:

(a)	Gross negligence or gross neglect of duties,

(b)	Commission of a felony or commission of a misdemeanor involving moral turpitude, or

(c)	Fraud, disloyalty, dishonesty, or willful violation of any law or significant Bank policy committed in the Participant’s employment and resulting in an adverse effect on the Bank. A Participant’s action or inaction shall not be considered willful if the action or inaction occurred in good faith and with a reasonable belief that action or inaction was in the Bank’s best interest.

ARTICLE 2 PARTICIPATION

2.1 Eligibility to Participate. The Compensation Committee in its sole discretion shall designate from time to time employees eligible to participate in this Plan.

2.2 Participation. The eligible employee may participate in this Plan by executing an Election to Participate and a Split Dollar Endorsement. The Split Dollar Endorsement shall bind the Participant and his or her beneficiaries, assigns, and transferees to the terms and conditions of this Plan. An employee’s participation is limited to Policies that are identified on the Participant’s Split Dollar Endorsement and for which the Participant is the Insured. Exhibit B attached hereto sets forth as of the February 23, 2001 effective date of the Plan the original Insured Participants and the Policies on their lives.

2.3 Termination of Participation. A Participant’s rights under this Plan shall cease and his or her participation in this Plan shall terminate as provided in section 9.1 or if any of the following events occur:

(a)	If the Participant’s Separation from Service is a Termination with Cause.

(b)	If the Participant’s Separation from Service occurs before Early Retirement Age, unless the Separation from Service is on account of Disability and unless the Separation from Service occurs within 12 months after a Change in Control.

(c)	If the Participant’s Separation from Service occurs on account of Disability but the Participant thereafter becomes gainfully employed with an entity other than the Bank.

If the Bank chooses to maintain the Policy after the Participant’s termination of participation in the Plan, the Bank shall be the direct beneficiary of all of the death proceeds of the Policy and the Participant’s Split Dollar Endorsement shall be void and of no force or effect.

2.4 Maintaining the Policy and Endorsement until Death. The Bank may replace the Policy with a comparable insurance policy to cover the benefit provided under this Plan if the Bank and the Participant execute a new Split Dollar Policy Endorsement for a comparable benefit, which Policy or any comparable policy shall be subject to the claims of the Bank’s creditors.

ARTICLE 3

POLICY OWNERSHIP/INTERESTS

3.1 Participant’s Interest. Unless the Participant’s Split Dollar Endorsement provides otherwise, a Participant or a Participant’s assignee shall have the right to designate the beneficiary of one of the following death benefit amounts for the Policy in which the Participant is the Insured:

(a)	Pre-Retirement Death Benefit. If the Participant was employed by the Bank at the time of death, the death benefit is the least of: (x) two times the Participant’s Base Annual Salary, less the Participant’s $50,000 group term life insurance benefit under the Bank’s group term life insurance policy, (y) $500,000, or (z)100% of the Policy net death proceeds (net death proceeds means the total death proceeds of the Policy minus the cash surrender value). No death benefit shall be payable to the designated beneficiary, however, if the Participant’s Split Dollar Endorsement provides that no pre-retirement death benefit is payable.

(b)	Post-Retirement Death Benefit. If the Participant was no longer employed by the Bank at the time of death, but the Participant’s Separation from Service occurred within 12 months after a Change in Control, or occurred on account of Disability (except as set forth in section 2.3(c)), or occurred on or after Early Retirement Age, the death benefit shall be the least of (x) one times the Participant’s Base Annual Salary, (y) $500,000, or (z)100% of the Policy net death proceeds (net death proceeds means the total death proceeds of the Policy minus the cash surrender value). No death benefit shall be payable to the designated beneficiary, however, if the Participant’s Separation from Service was a Termination with Cause.

The Participant shall also have the right to elect and change settlement options with the consent of the Bank and the Insurer.

3.2 Bank’s Interest. The Bank is the sole owner of the Policies and shall have the right to exercise all incidents of ownership. Upon termination of a Participant’s participation in this Plan, the Bank shall not sell, surrender, or transfer ownership of the related Policy without first giving the Participant or the Participant’s transferee the option to purchase the Policy for a period of 60 days after the Bank gives written notice of the Bank’s intention to sell, surrender, or transfer ownership of the Policy. The purchase price shall be an amount equal to the cash surrender value of the Policy. This provision shall not impair the right of the Bank to terminate this Plan. The Bank shall be the direct beneficiary of the remaining death proceeds of a Policy after the Participant’s interest is determined according to section 3.1.

ARTICLE 4 PREMIUMS

4.1 Premium Payment. The Bank shall pay all premiums due on all Policies.

4.2 Imputed Income. The Bank shall impute the economic benefit to a Participant on an annual basis by adding the economic benefit to the Participant’s W-2, or if applicable, Form 1099.

ARTICLE 5

ASSIGNMENT

A Participant may assign without consideration all interests in his or her Policy and in this Plan to any person, entity or trust. If a Participant transfers all of his or her interest in the Policy, then all of that Participant’s interest in his or her Policy and in the Plan shall be vested in his or her transferee, who shall be substituted as a party hereunder, and that Participant shall have no further interest in his or her Policy or in this Plan.

ARTICLE 6 INSURER

The Insurer shall be bound by the terms of the Policy only. Any payments the Insurer makes or actions it takes in accordance with the Policy shall fully discharge it from all claims, suits, and demands of all entities or persons. The Insurer shall not be bound by the provisions of this Plan. The Insurer shall have the right to rely on the Bank’s representations regarding any definitions, interpretations, or Policy interests as specified under this Plan.

ARTICLE 7 CLAIMS PROCEDURE

7.1 Claims Procedure. A person or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for benefits as follows:

7.1.1	Initiation – written claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

7.1.2	Timing of Bank response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.1.3	Notice of decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

7.1.3.1	The specific reasons for the denial,

7.1.3.2	A reference to the specific provisions of the Plan on which the denial is based,

7.1.3.3	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

7.1.3.4	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

7.1.3.5	A statement of the claimant’s right to bring a civil action under ERISA [Employees Retirement Income Security Act] section 502(a) following an adverse benefit determination on review.

7.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

7.2.1	Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

7.2.2	Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

7.2.5	Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

7.2.5.1	The specific reason for the denial,

7.2.5.2	A reference to the specific provisions of the Plan on which the denial is based,

7.2.5.3	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

7.2.5.4	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

ARTICLE 8

PLAN ADMINISTRATION

8.1 Administrator Duties. This Plan shall be administered by an Administrator, which shall consist of the Bank’s Board or such committee as the Board shall appoint. A Participant may not be a member of the Administrator. The Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (y) decide or resolve any and all questions that may arise, including interpretations of this Plan.

8.2 Agents. In the administration of this Plan the Administrator may employ agents and delegate to them such administrative duties as the Administrator sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Administrator concerning any question arising out of the administration, interpretation, and application of this Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

8.4 Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Administrator or any of its members.

8.5 Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Participant, and such other pertinent information as the Administrator may reasonably require.

ARTICLE 9 MISCELLANEOUS

9.1 Amendment or Termination of Plan. The Bank may amend or terminate the Plan at any time. The Bank may amend or terminate a Participant’s rights under the Plan at any time before a Participant’s death by written notice to the Participant.

9.2 Participant Waiver. In the Participant’s sole and absolute discretion, a Participant may waive his or her rights under the Plan at any time. Any waiver permitted under this section 8.2 shall be in writing and delivered to the Board of Directors of the Bank.

9.3 Binding Effect. This Plan in conjunction with each Split Dollar Endorsement shall bind each Participant and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Policy beneficiary.

9.4 No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give a Participant the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge a Participant. It also does not require a Participant to remain an employee nor interfere with a Participant’s right to terminate employment at any time.

9.5 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

9.6 Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan by one party to another shall be in writing, shall be signed by the party giving or making the same, and may be given either by delivering the same to such other party personally, or by mailing the same, by United States certified mail, postage prepaid, to such party, addressed to his/her last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of such mailed notice, consent or demand.

9.7 Entire Agreement. This Plan and a Participant’s Split Dollar Endorsement constitute the entire agreement between the Bank and the Participant concerning the subject matter. No rights are granted to a Participant other than those specifically set forth.

9.8 Severability. If any provision of this Plan is held invalid the invalidity shall not affect any other provision of this Plan, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Plan is held invalid in part, the invalidity shall not affect the remainder of the provision, and the remainder of the provision shall continue in full force and effect to the full extent consistent with law.

9.9 Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Plan.

IN WITNESS WHEREOF, the Bank executes this Plan as of the date indicated above.

BANK:

The Cortland Savings and Banking Company

By:		/s/ JAMES M. GASIOR
James M. Gasior

Title:
President and C.E.O.

Exhibit A

ELECTION TO PARTICIPATE

I,                     , an eligible employee as determined in section 2.1 of the Cortland Savings and Banking Co. Group Term Carve Out Plan dated as of February 23, 2001, as amended and restated as of November 1, 2014 (the “Plan”), hereby elect to become a Participant of the Plan in accordance with section 2.2 of the Plan. Additionally, I acknowledge that I have read the Plan document and agree to be bound by its terms.

Executed this                     day of             , 20     .

(Witness)	(Participant)

Exhibit B

LIST OF PARTICIPANTS

(as of Plan inception February 23, 2001)

Participant’s Name	Insurer	Policy Number

GROUP TERM CARVE OUT PLAN SPLIT DOLLAR POLICY ENDORSEMENT

THE CORTLAND SAVINGS AND BANKING COMPANY

Policy No.:
Insured:

Supplementing and amending the application of The Cortland Savings and Banking Company (the “Bank”) on                     to                     Insurance Company (the “Insurer”), the applicant requests and directs through this Split Dollar Policy Endorsement that:

1. Defined terms are used in this Split Dollar Policy Endorsement as they are defined in the Bank’s Amended and Restated Group Term Carve Out Plan (the “Plan”).

2. This Split Dollar Policy Endorsement is subject to the terms of the Plan, and in case of any conflict between the Plan and this Split Dollar Policy Endorsement the Plan shall prevail.

3. The beneficiary designated by the Insured, or his/her transferee shall be the beneficiary of one of the following death benefit amounts, subject to the provisions of paragraph 7 below:

(a)	Pre-Retirement Death Benefit. The Participant is not entitled to designate the beneficiary of a death benefit for death occurring while the Participant is employed by the Bank.

(b)	Post-Retirement Death Benefit. If the Participant was no longer employed by the Bank at the time of death, but the Participant’s Separation from Service occurred within 12 months after a Change in Control, or occurred on account of Disability (except as set forth in section 2.3(c)), or occurred on or after Early Retirement Age, the death benefit shall be the least of (x) one times the Participant’s Base Annual Salary, (y) $500,000, or (z)100% of the Policy net death proceeds (net death proceeds means the total death proceeds of the Policy minus the cash surrender value). No death benefit shall be payable to the designated beneficiary, however, if the Participant’s Separation from Service was a Termination with Cause.

Endorsement Page 1

The Insurer may rely on a certificate issued by an authorized officer of the Bank for a determination of the amount equal to one or two times Base Annual Salary of the Insured.

4. The beneficiary of any remaining death proceeds shall be the Bank.

5. The Owner of the Policy is the Bank. The Owner shall have all ownership rights in the Policy except as may be specifically granted to the Insured or his/her transferee in paragraph (6) of this Split Dollar Policy Endorsement.

6. The Insured or his/her transferee shall have the right to assign all rights and interests in the Policy with respect to that portion of the death proceeds designated in paragraph (3) of this endorsement, and to exercise all settlement options with respect to such death proceeds.

7. Despite the provisions of paragraph (6) above, the Insured or the Insured’s transferee shall have no rights or interests in the Policy for the portion of the death proceeds designated in paragraph (3) of this endorsement if any of the following events occur:

(a)	If the Participant’s Separation from Service is a Termination with Cause.

(b)	If the Participant’s Separation from Service occurs before Early Retirement Age, unless the Separation from Service is on account of Disability and unless the Separation from Service occurs within 12 months after a Change in Control.

(c)	If the Participant’s Separation from Service occurs on account of Disability but the Participant thereafter becomes gainfully employed with an entity other than the Bank.

8. Upon the death of the Insured, the interest of any collateral assignee of the Owner of the Policy designated in paragraph (5) above shall be limited to the portion of the proceeds described in paragraph (4) above.

9. The Insurer is hereby authorized to recognize the Owner’s claim to rights hereunder without investigating the reason for any action taken by the Owner, including the Owner’s statement of the amount of premiums the Owner has paid on the Policy. The signature of the Owner shall be sufficient for the exercise of any rights under this Endorsement and the receipt of the Owner for any sums received by it shall be a full discharge and release to the Insurer. The Insurer may rely on a sworn statement in form satisfactory to it furnished by the Owner, its successors or assigns, as to their interest and any payments made pursuant to such statement shall discharge the Bank accordingly.

10. Any transferee’s rights shall be subject to this Endorsement.

The Owner accepts and agrees to this split dollar endorsement. The undersigned is signing in a representative capacity and warrants that he or she has the authority to bind the entity on whose behalf this document is being executed.

Endorsement Page 2

Signed at Cortland, Ohio, this                     day of                 , 20     .

BANK:

The Cortland Savings and Banking Company By:

James M. Gasior

Its:
President and C.E.O.

ACCEPTANCE AND BENEFICIARY DESIGNATION

The Insured accepts and agrees to the foregoing and, subject to the rights of the Owner as stated above, designates                                          (relationship:                     ) as primary beneficiary(s) and                                         (relationship:                     ) as secondary/contingent beneficiary of the portion of the proceeds described in paragraph (1) above.

Signed at                     , Ohio, this         day of                 , 20    .

INSURED:

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